UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 30, 2021

Orange County Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40711	26-1135778
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

212 Dolson Avenue, Middletown, New York		10940
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (845) 341-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50	OBT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On December 30, 2021, Orange County Bancorp, Inc. (the “Company”) and Orange Bank & Trust Company, a wholly-owned subsidiary of the Company (the “Bank”), entered into an amended and restated Employment Agreement with Michael J. Gilfeather, President and Chief Executive Officer of the Company and the Bank (the “Agreement”). The Agreement, commencing as of January 1, 2022, has an initial three-year term. Beginning December 31, 2024 and continuing every December 31st thereafter, the Agreement will renew automatically for one year unless written notice of non-renewal to extend the Agreement is provided by either party to the other at least ninety (90) days prior to December 31st of each year. The Agreement provides Mr. Gilfeather’s base salary, initially set at $525,000, may be increased but not decreased during the term of the Agreement. In addition to base salary, Mr. Gilfeather is eligible to participate in the short-term and long-term incentive compensation programs of the Company and the Bank, which includes the Annual Incentive Plan and the Long-Term Incentive Program. Mr. Gilfeather’s annual target bonus opportunities under the Annual Incentive Plan and the Long-Term Incentive Program are, at a minimum, 40% of base salary, respectively. Mr. Gilfeather is also eligible to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank. All reasonable travel and other business expenses incurred by Mr. Gilfeather in the performance of his duties, including dues and fees associated with country club memberships, are reimbursed by the Bank in accordance with its reimbursement policy, as amended from time to time.

In the event of Mr. Gilfeather’s termination by the Bank without cause (as defined in the Agreement) or Mr. Gilfeather’s resignation for good reason (as defined in the Agreement) (in either case, a “qualifying termination”), the Agreement provides Mr. Gilfeather with a severance payment equal to 100% of his annual base salary, plus his average annual cash bonus paid during the term of his Agreement. Mr. Gilfeather would also receive an additional cash payment equal to the pro-rata portion of his annual cash bonus for the year during which his qualifying termination occurred. In addition, Mr. Gilfeather would be entitled to receive COBRA premium payments until the earlier of (1) the sixth month after his date of termination or (2) the date on which he first becomes eligible for health insurance with another employer.

In the event of a qualifying termination upon or within 12 months of a change in control of the Company, the Agreement provides that Mr. Gilfeather will be entitled to a change in control severance payment equal to three times his: (1) base salary in effect immediately before the change in control (or if higher, the rate in effect on the date of termination); and (2) average cash bonus paid during the term of the Agreement. In addition, Mr. Gilfeather would be entitled to receive a lump sum cash payment equal to twelve times the monthly COBRA premium in effect for Mr. Gilfeather on the date of termination. In the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code would be assessed on the payments or other benefits received under the Agreement in connection with a change in control of the Company, Mr. Gilfeather would receive either: (1) all the payments and benefits to which he is entitled under the Agreement, subject to the excise tax; or (2) have such payments and benefits reduced by the minimum amount necessary so that the excise tax will not apply, if such reduction would result in a greater net after-tax benefit to Mr. Gilfeather.

The Agreement provides for a one-year non-competition covenant and two-year non-solicitation covenants related to employees and customers, provided, however, that such covenants will cease immediately upon a change in control.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10 of this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01  Financial Statements and Exhibits

(a)	Financial statements of businesses acquired: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:
10 104
Employment Agreement by and between Orange County Bancorp, Inc., Orange Bank & Trust Company and Michael J. Gilfeather, dated December 31, 2021

Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORANGE COUNTY BANCORP, INC.

DATE: January 6, 2022	By:	/s/ Robert Peacock
Robert Peacock
Senior Executive Vice President and Chief Financial Officer